Exhibit 99.1

McorpCX Appoints New Director to its Board of Directors

San Francisco, CA, May 25, 2017 /PRNewswire/ -- Customer experience solutions company McorpCX, Inc. (TSXV: MCX, OTCQB: MCCX) (“McorpCX” or the “Company”) is pleased to announce the appointment of Chris Beltgens to its Board of Directors.

Mr. Beltgens, who is currently Vice President, Corporate Development at TAG Oil Ltd., has extensive capital markets experience in the areas of international investment dealing, corporate finance, financial modeling and public and private company advisory.

Previously, he has worked for GMP Securities Europe LLP, Macquarie Group (London) and Tristone Capital Inc. (London), where he represented clients on numerous public equity financings, corporate M&A transactions, asset acquisitions & divestitures, and strategic advisory mandates.

In these roles, his experience with secondary offerings, IPO’s, and convertible and high-yield debt issues raised over $2.8 billion (US) in aggregate for private and publicly listed client companies. He holds an MBA in finance from the Rotman School of Management at the University of Toronto, and a B.Sc. in Biochemistry and Microbiology from the University of Victoria.

The Company also announced that Graham Clark has resigned effective on May 19, 2017, as a director of the Company. The Company wishes to thank Mr. Clark for his contribution to the Company, and wishes him all the best in future endeavors.

About McorpCX

McorpCX is a customer experience services company focused on delivering consulting and technology-enabled solutions to customer-centric organizations. Our approach is intended to deliver actionable insights to improve customer experience, brand position, customer and employee satisfaction, loyalty and engagement for leaders in financial services, retail, technology, consumer products, and other industries. Visit the Company online at http://www.mcorp.cx/ (information on our website is not part of this press release).

For more information, please call 1-866-526-2655 toll free in the U.S., or +1-415-526-2655

Forward-Looking Statements

Certain statements contained in this press release may constitute "forward-looking statements" within the meaning of United States securities laws and applicable Canadian securities legislation. Forward-looking statements include statements relating to the Company's business. Such statements involve assumptions relating to the Company's business, the ability of the Company to execute on its business plan, the competitive environment of the Company's products and services and the future pricing of the Company’s products and services. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company's actual results to be materially different from any future results expressed or implied by these statements. Such factors include the following: general economic and business conditions, changes in demand for the Company’s products and services, changes in the competitive environment and the introduction of competing software solutions by competitors, the Company’s ability to complete any future required financing and the Company’s dependence upon and availability of qualified personnel. Investors should refer to the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q for a more comprehensive discussion of the risks that are material to the Company and its business. In light of these and other uncertainties, the forward-looking statements included in this press release should not be regarded as a representation by the Company that its plans and objectives will be achieved. These forward-looking statements speak only as of the date of this press release, and the Company undertakes no obligation to update or revise the statements.

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.